EXHIBIT 15.2

[Han Kun Law Offices Letterhead]

March 27, 2013

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing

People’s Republic of China 100085

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Regulation” in Baidu, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission in the month of March 2013. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices